CHEVIOT

Contact:          Thomas J. Linneman                      For immediate release
                  513-661-0457



      Cheviot Financial Corp. Reports Third-Quarter and Nine Month Earnings


CINCINNATI, Ohio - October 20, 2006 - Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the third fiscal quarter of 2006 of $437,000, or $0.05 cents per share compared with net earnings of $560,000, or $0.06 cents per share for the third fiscal quarter of 2005. For the nine months ended September 30, 2006 net earnings totaled $1.3 million, or $0.14 per share compared with net earnings of $1.6 million, or $0.17 per share for the comparable nine month period in 2005.

The $123,000 decline in 2006 third quarter net earnings is due to a $179,000 decrease in net interest income and an increase in general, administrative and other expenses of $116,000, which were partially offset by a $64,000 increase in other income and a decrease in the provision for federal income taxes of $78,000. For the third quarter ended September 30, 2006, management concluded that the allowance for loan loss was adequate in relation to the loan portfolio, and therefore did not record a provision for losses on loans. Third quarter earnings were heavily influenced by the first full quarter of operations for the Company's fifth branch office in Delhi. The growth rate of the new office has greatly exceeded management expectations and has contributed to the Company's overall 15.3% deposit growth in 2006.

For the first nine months of 2006, the Company's decline in earnings reflected a reduction of $413,000 in net interest income, as well as an increase of $253,000 in general, administrative and other expenses, which were partially offset by a $95,000 increase in other income and a decrease of $190,000 in the provision for federal income taxes. For the nine months ended September 30, 2006, management concluded that the allowance for loan loss was adequate in relation to the loan portfolio, and therefore did not record a provision for losses on loans.

At September 30, 2006, Cheviot Financial Corp. had consolidated total assets of $312.3 million, total liabilities of $239.7 million, including deposits of $208.9 million, and shareholders' equity of $72.5 million, or 23.2% of total assets.

Cheviot Savings Bank was established in 1911 and currently has five full-service offices in Hamilton County, Ohio, as well as one loan production office in West Chester, Ohio.

                                      # # #

Unaudited financial statements follow.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

                             Cheviot Financial Corp.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                                      September 30,                     December 31,
           ASSETS                                                        2006                               2005

Cash and cash equivalents                                               $ 5,568                            $ 9,103
Investment securities                                                    55,065                             48,638
Loans receivable                                                        238,669                            222,711
Other assets                                                             12,958                             11,339
                                                                    ------------                       ------------
      Total assets                                                    $ 312,260                          $ 291,791
                                                                    ============                        ===========

      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                              $ 208,946                          $ 181,238
Advances from the FHLB                                                   28,408                             33,209
Other liabilities                                                         2,369                              2,534
                                                                    ------------                       ------------
      Total liabilities                                                 239,723                            216,981

Shareholders' equity                                                     72,537                             74,810
                                                                    ------------                       ------------
      Total liabilities and shareholders' equity                      $ 312,260                          $ 291,791
                                                                    ============                       ============


                             Cheviot Financial Corp.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)

                                                           Three months ended                 Nine months ended
                                                              September 30,                      Sepetember 30

                                                         2006              2005             2006             2005

Total interest income                                  $ 4,283          $ 3,682          $ 12,151         $ 10,605
Total interest expense                                   2,131            1,351             5,560            3,601
                                                      ---------        ---------        ----------       -----------
      Net interest income                                2,152            2,331             6,591            7,004

Provision for losses on loans                                -               30                 -               62
                                                      ---------        ---------        ----------       -----------
      Net interest income after provision for losses on l2,152            2,301             6,591            6,942

Other income                                               176              112               399              304
General, administrative and other expense                1,690            1,574             5,072            4,819
                                                      ---------        ---------        ----------       -----------
      Earnings before federal income taxes                 638              839             1,918            2,427

Federal income taxes                                       201              279               614              804
                                                      ---------        ---------        ----------       -----------
      NET EARNINGS                                       $ 437            $ 560           $ 1,304          $ 1,623
                                                      =========         ========        ==========       ==========
Earnings per share - basic and diluted                  $ 0.05           $ 0.06            $ 0.14           $ 0.17
                                                      =========         ========        ==========       ==========